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                                  EXHIBIT 99.1

         BAY NETWORKS FINALIZES ACQUISITION OF RAPID CITY COMMUNICATIONS

     --Acquisition Strengthens Adaptive Networking Switching Cornerstone --


SANTA CLARA, Calif., June 26, 1997 - Bay Networks, Inc. (NYSE: BAY) today announced the completion of its acquisition of privately held Rapid City Communications, an early innovator in Gigabit Ethernet and routing switch technologies, based in Mountain View, California. The acquisition underscores Bay Networks' Adaptive Networking strategy and its commitment to providing customers with open, affordable and IP optimized networks that offer immediate flexibility and provide long-term investment protection.

On June 19, 1997, Bay Networks announced that it had signed a definitive agreement to acquire all of the outstanding shares of Rapid City Communications' capital stock in exchange for approximately $155 million in Bay Networks Common Stock. Completion of the agreement was subject to the approval of Rapid City Communications' shareholders, which now has been received. Based on an average closing price of $23.619 for Bay Networks stock on the 20 days prior to the second trading day prior to the date of closing, Bay Networks will exchange or reserve 6,545,287 common shares in return for all of Rapid City's outstanding capital stock and employee stock options. Consistent with standard accounting practice for technology-related acquisitions, Bay Networks expects to recognize substantially all of the acquisition price as a one-time charge for in-process technology in its fourth fiscal quarter, which ends June 30, 1997.

With the completion of the acquisition, Rapid City Communications is now part of Bay Networks' Enterprise Business Group. The acquisition provides Bay Networks with three key technologies: high-density Fast Ethernet, new Layer 3 switching performance at 7 million packets per second, and Gigabit Ethernet technology. Rapid City's f1200 routing switch provides Bay Networks with a high-density frame switch and enables the company to provide a complete end-to-end frame switching solution. Products are expected to begin shipping in limited quantities in the fourth quarter of calendar year '97.

Rapid City's FIRST (Fully Integrated Routing Switch Technology) product family will become part of Bay Networks' switching solution set. Bay Networks is focusing on bringing to market the f1200 routing switch, a modular eight-slot chassis, which features a maximum of 96 10/100 Mbps autosensing ports, or 48 100Base-FX fiber ports, or 12 Gigabit Ethernet ports. Bay Networks' Optivity(R) Network Management platform will be integrated into the f1200 prior to shipping.

ABOUT BAY NETWORKS

Bay Networks, Inc. (NYSE: BAY) is a leader in the worldwide networking market, providing a complete line of products that serve corporate enterprises, service providers and telecommunications carriers. The company offers frame and ATM switches, routers, shared






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media, remote and Internet access solutions, IP services and network management applications, all integrated by Bay Networks' Adaptive Networking strategy. With headquarters in Santa Clara, California, Bay Networks markets its products and services around the world, providing 7x24 support coverage. For additional information visit the company's World Wide Web site at http://www.baynetworks.com or call 800-8-BAYNET.

This release, other than historical financial information, may consist of forward-looking statements that involve risks and uncertainties. These statements may differ materially from actual future events or results. For instance, factors which could cause results to differ from future events include the rate of adoption of new technology, competitive pricing actions and marketing programs, among others. Readers are referred to the documents, filed by Bay Networks with the S.E.C., specifically the most recent reports on forms 10-K and 10-Q, which identify important risk factors which could cause actual results to differ from those contained in the forward-looking statements.

         Bay Networks and Optivity are registered trademarks of Bay Networks, Inc. Other brand and product names are registered trademarks or trademarks of their respective holders.







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